Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

By:
/s/Kimberly H. Novotny
Signature

Kimberly H. Novotny
Assistant Secretary of Franklin Resources, Inc.
Attorney in Fact for Charles B. Johnson
Attorney in Fact for Rupert H. Johnson, Jr.